Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
May 4, 2010	Richard E. Leone Director — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES FIRST QUARTER RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), released results today for the first quarter of 2010.
First Quarter 2010 Results
•	Net sales for the first quarter were $107.9 million

•	First quarter operating income was $11.7 million

•	Net income for the first quarter was $11.4 million

•	Included in revenue and operating income is $15.4 million from Airbus related to 2009

•	Titanium mill product shipments totaled 2.2 million pounds at an average realized price of $19.35 per pound for the quarter

•	Cash and short-term investments at March 31, 2010 were $104.0 million
     During the first quarter, RTI and Airbus resolved its 2009 volume shortfall in the amount of $15.4 million. This amount is included in net sales and has no additional cost of sales associated with it. With this additional revenue, net sales for the first quarter were $107.9 million. For the quarter, the Company reported net income of $11.4 million, or $0.38 per diluted share. For the first quarter of 2009, the Company reported a net loss of $1.5 million, or $0.06 per diluted share, on net sales of $106.1 million.
     During the quarter, cash from operations was a negative $9.8 million while capital expenditures were $7.6 million. The balance sheet remained strong with $104.0 million of cash and short-term investments and no funded debt.

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May 4, 2010

Titanium Group
     For the first quarter of 2010 and including the impact of the $15.4 million payment, the Titanium Group posted operating income of $15.0 million on sales of $62.6 million, including intersegment sales of $23.8 million. During the same period in 2009, the Titanium Group earned operating income of $4.2 million on net sales of $64.1 million, including intersegment sales of $33.8 million.
     Mill product shipments for the first quarter were 2.2 million pounds at an average realized price of $19.35 per pound, compared to mill product shipments of 2.7 million pounds in the first quarter of 2009 at an average realized price of $22.22 per pound. The decline in pricing was driven by a continued high proportion of sales under long-term agreements to total sales with lower contract pricing versus the comparable period in 2009.
Fabrication Group
     For the first quarter of 2010, the Fabrication Group posted an operating loss of $5.3 million on net sales of $28.6 million. Included in net sales was $4.2 million in prefunded nonrecurring engineering funds related to the 787 Dreamliner program. A corresponding amount was also included in cost of sales for the quarter. For the same period in 2009, the Fabrication Group had an operating loss of $7.2 million on net sales of $26.1 million.
     The Group’s operating loss reflects costs associated with its excess internal capacity, as well as operational challenges created by the ramp up of production well in advance of the receipt of revenues.
Distribution Group
     For the first quarter of 2010, the Distribution Group posted operating income of $2.0 million on net sales of $40.4 million. During the same period in 2009, the Distribution Group earned operating income of $2.2 million on net sales of $49.7 million.
     Demand during the quarter was muted by both announced and anticipated production reschedules across commercial and defense aerospace platforms. Going forward, demand for titanium and nontitanium products appears to be improving even though producers continue to be reluctant to bring capacity on line, resulting in a somewhat more volatile pricing environment for titanium products and a significantly higher pricing environment for nickel-based alloys.

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May 4, 2010

CEO Comment
     Dawne S. Hickton, Vice Chairman, President and CEO commented, “The current outlook for the year reflects continuing challenges for our industry as the inventory overhang from the last two years remains as a major factor impacting the spot markets. Although we are starting to see the signs of recovery for next year, 2010 will be a challenge from both an operating and earnings perspective. Therefore, monitoring our expenses and managing our cash, which includes the $15.4 million paid by Airbus in early April, will continue to be a priority.
     “Until we see a sustainable increase in production for commercial aircraft and the Joint Strike Fighter, our overall operating environment will be difficult and challenge RTI’s ability to be meaningfully profitable.”
Conference Call Information
     To participate in today’s call, please dial toll free (USA/Canada) 800-446-2782 or (International) 847-413-3235 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.
Replay Information
     Replay of the call will be available one hour after the conference ends and remain accessible until Tuesday, May 18, 2010, at 11:59 p.m., Eastern Time. To listen to the replay, dial (USA/Canada) 888-843-8996 or (International) 630-652-3044 and enter passcode #26825697.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, the impact from Boeing 787 production delays, the impact of customers ordering less than minimum required volumes under long-term contracts, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The

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May 4, 2010

information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

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May 4, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Net sales	$107,885	$106,054
Cost and expenses:
Cost of sales	80,362	89,762
Selling, general, and administrative expenses	15,639	16,547
Research, technical, and product development expenses	725	524
Asset and asset-related charges (income)	(521)	—

Operating income (loss)	11,680	(779)
Other income	133	899
Interest income	98	641
Interest expense	(273)	(2,421)

Income (loss) before income taxes	11,638	(1,660)
Provision for (benefit from) income taxes	240	(201)

Net Income (loss)	$11,398	$(1,459)

Earnings (loss) per share:
Basic	$0.38	$(0.06)

Diluted	$0.38	$(0.06)

Weighted-average shares outstanding:
Basic	29,864,801	22,877,409

Diluted	30,110,568	22,877,409

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May 4, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$83,921	$56,216
Short-term investments	20,096	65,042
Receivables, less allowance for doubtful accounts of $682 and $646	71,912	60,924
Inventories, net	273,590	266,887
Deferred income taxes	21,318	21,237
Other current assets	16,158	21,410

Total current assets	486,995	491,716
Property, plant, and equipment, net	257,039	252,301
Goodwill	41,530	41,068
Other intangible assets, net	14,550	14,299
Deferred income taxes	54,029	53,814
Other noncurrent assets	1,350	1,537

Total assets	$855,493	$854,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,339	$39,193
Accrued wages and other employee costs	11,867	9,796
Unearned revenues	17,234	21,832
Current liability for post-retirement benefits	2,476	2,476
Current liability for pension benefits	140	140
Other accrued liabilities	22,137	30,518

Total current liabilities	90,193	103,955
Long-term debt	74	81
Noncurrent liability for post-retirement benefits	34,612	34,530
Noncurrent liability for pension benefits	28,453	28,102
Deferred income taxes	—	244
Other noncurrent liabilities	6,254	8,617

Total liabilities	159,586	175,529

Commitments and Contingencies Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,783,179 and 30,724,351 shares issued; 30,058,623 and 30,010,998 shares outstanding	308	307
Additional paid-in capital	440,478	439,361
Treasury stock, at cost; 724,556 and 713,353 shares	(17,278)	(16,996)
Accumulated other comprehensive loss	(29,096)	(33,563)
Retained earnings	301,495	290,097

Total shareholders’ equity	695,907	679,206

Total liabilities and shareholders’ equity	$855,493	$854,735

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May 4, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2010	2009
Cash provided by (used in) operating activities (including depreciation and amortization of $5,372 and $5,312 for the three months ended March 31, 2010 and 2009, respectively)	$(9,793)	$2,262

Cash provided by (used in) investing activities	37,848	(26,055)

Cash provided by (used in) financing activities	(45)	1,249

Effect of exchange rate changes on cash and cash equivalents	(305)	939

Increase (decrease) in cash and cash equivalents	27,705	(21,605)
Cash and cash equivalents at beginning of period	56,216	284,449

Cash and cash equivalents at end of period	$83,921	$262,844

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May 4, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2010	2009
Net sales:
Titanium Group	$38,841	$30,303
Intersegment sales	23,765	33,751

Total Titanium Group net sales	62,606	64,054

Fabrication Group	28,602	26,064
Intersegment sales	12,762	14,365

Total Fabrication Group net sales	41,364	40,429

Distribution Group	40,442	49,687
Intersegment sales	464	677

Total Distribution Group net sales	40,906	50,364

Eliminations	36,991	48,793

Total consolidated net sales	$107,885	$106,054

Operating income (loss):
Titanium Group before corporate allocations	$17,083	$6,979
Corporate allocations	(2,091)	(2,758)

Total Titanium Group operating income	14,992	4,221

Fabrication Group before corporate allocations	(2,430)	(4,652)
Corporate allocations	(2,836)	(2,569)

Total Fabrication Group operating loss	(5,266)	(7,221)

Distribution Group before corporate allocations	3,570	4,264
Corporate allocations	(1,616)	(2,043)

Total Distribution Group operating income	1,954	2,221

Total consolidated operating income (loss)	$11,680	$(779)

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